EXHIBIT 11


                             RCM TECHNOLOGIES, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                   Years Ended October 31, 1996, 1995 and 1994







                                                              1996               1995                  1994

Income

Income applicable to common stock                            $2,367,939        $   849,105            $1,426,005


Shares
     Weighted average number of common
     shares outstanding                                       4,247,907         14,669,093            14,375,386
     Common stock equivalents                                    72,664            370,754               275,995

     Total                                                    4,320,571         15,039,847            14,651,381




Primary income per share                                           $.55               $.06                  $.10


Fully diluted earnings per share                                   $.55               $.06                  $.10

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